Exhibit 99.1

FOR IMMEDIATE RELEASE

HOLLIS-EDEN ANNOUNCES THIRD QUARTER 2005 FINANCIAL RESULTS

SAN DIEGO, CA – November 3, 2005 – Hollis-Eden Pharmaceuticals, Inc. (NASDAQ:HEPH) today announced financial results for the third quarter of 2005. For the quarter ended September 30, 2005, the Company reported a net loss of $5.7 million (or $0.27 per share), compared to a net loss of $5.6 million (or $0.29 per share) in the third quarter of 2004. For the nine months ended September 30, 2005, Hollis-Eden reported a net loss of $19.0 million (or $0.95 per share), compared to a net loss of $16.4 million (or $0.85 per share) in the first nine months of 2004.

Research and development expenses were $4.2 million and $13.7 million for the three-month and nine-month periods ended September 30, 2005, compared to $4.3 million and $12.4 million for the same periods in 2004. The increase in research and development expense for the nine month period was due mainly to the growth in the Company’s laboratory operations, as well as preclinical and clinical activities and personnel associated with advancing the Company’s radioprotection drug candidate, NEUMUNE™, through development.

General and administrative expenses were $1.9 million and $6.5 million for the three-month and nine-month periods ended September 30, 2005, compared to $1.6 million and $4.7 million for the same periods in 2004. The increase in general and administrative expenses was due primarily to increased legal fees.

Other income (expense) was $0.4 million and $1.1 million for the three-month and nine-month periods ended September 30, 2005, compared to $0.2 million and $0.6 million for the same periods in 2004, comprised entirely of interest income. The increase in interest income is due to higher interest rates in the current periods. In addition, during the third quarter of 2005 Hollis-Eden reported revenue of $5,000, consisting of research and development services related to its collaboration agreement with Cystic Fibrosis Foundation Therapeutics, Inc.

As of September 30, 2005, the Company reported $51.5 million in cash and cash equivalents. Cash used in operations for the third quarter of 2005 totaled $4.7 million versus $4.8 million for the third quarter of 2004. Year to date in 2005, cash used in operations totaled $20.0 million, compared to $15.9 million in the first nine months of 2004. Based on current trends, anticipated cash usage for full year 2005 is expected to be between $25 million and $30 million, below the estimate of $30 million to $35 million previously announced by the Company.

During the third quarter of 2005, Hollis-Eden continued to advance its NEUMUNE development program for Acute Radiation Syndrome (ARS). The Company initiated Phase I human clinical trials with NEUMUNE in the United States pursuant to an Investigational New Drug (IND) application filed with the U.S. Food and Drug Administration (FDA). Hollis-Eden initiated similar Phase I clinical trials for NEUMUNE in The Netherlands in the second quarter of 2005. The Company recently presented positive data from a preliminary interim analysis of its ongoing Phase I human clinical trials at the 47th Annual Meeting of The American Society for Therapeutic Radiology and Oncology (ASTRO) in Denver, including data showing NEUMUNE-treated human volunteers experienced statistically significant increases in neutrophils and platelets versus placebo-treated animals. Hollis-Eden also reported at ASTRO updated data from preclinical studies indicating that NEUMUNE can provide protection and benefit in non-human primate models across a wide range of radiation exposures (including lethal exposures) both in settings where no other medical support is administered as well as in settings where supportive care can be provided. An important finding from these studies was that the best predictor for survival in primates exposed to lethal doses of radiation was days of thrombocytopenia (loss of platelets) through day 14 after radiation exposure, highlighting the importance of protecting platelets in addition to neutrophils.

Hollis-Eden also reported at ASTRO data from a collaborative study conducted by Hollis-Eden and Dr. Gerard Wagemaker, a leading radiobiologist from Erasmus University in The Netherlands, demonstrating that NEUMUNE enhanced cellular recovery in the blood and bone marrow, with a 100-fold increase in bone marrow CD34+ cells versus control in the two weeks following radiation injury. This led to a greatly accelerated normalization of bone marrow cellularity and peripheral blood CD34+ cells following total body irradiation. CD34+ cells are a class of cells that contains stem cells. The ability to increase reconstitution of stem cells has the potential to be useful in treating a variety of major stem cell related indications, many of which represent unmet medical needs, such as conditions of acute and chronic tissue damage as well as immunologic and blood disorders.

Hollis-Eden is developing NEUMUNE under an FDA rule (the Animal Efficacy Rule) designed for medical countermeasures to weapons of mass destruction. According to this rule, for indications in which it would be unethical to conduct efficacy studies in humans (as is the case with radiation injury), marketing approval may be granted based on the demonstration of efficacy in relevant animal species and successful completion of Phase I safety trials in humans. To date, Hollis-Eden has conducted and reported on dose-ranging radiation studies with NEUMUNE in over 250 non-human primates. These studies have demonstrated beneficial effects of NEUMUNE on a number of important hematology parameters that are critical in ARS and, in survival studies, NEUMUNE-treated animals also experienced a survival advantage relative to placebo treated animals.

Hollis-Eden is pursuing an advance purchase contract under Project BioShield to provide NEUMUNE to the U.S. government for use by first responders and civilians who may be at risk of radiation injury. On September 30, 2005 the Department of Health and Human Services (HHS) issued a draft Request for Proposal (RFP) for therapeutics to treat neutropenia associated with ARS. Earlier this week, Hollis-Eden submitted a formal response to the draft RFP indicating its belief that the initial number of treatment regimens of a countermeasure for ARS called for in the draft RFP is wholly insufficient and that stockpiling such a small quantity would leave hundreds of thousands of individuals without access to treatment in the event of a nuclear terrorist incident. Furthermore, the Company believes that focusing solely on neutropenia (loss of white blood cells), which is a change from the original Request for Information (RFI), runs counter to data indicating thrombocytopenia is a significant source of morbidity and mortality from ARS. Such a focus would require significant additional treatment measures as well as hospitalization, which would not be widely available in the midst of the chaos created by such an attack. An excerpt from Hollis-Eden’s response to the draft RFP can be viewed at www.holliseden.com. Separately, the Company has also submitted an unsolicited proposal to the Department of Defense regarding a potential separate procurement for NEUMUNE for use by the military.

During the third quarter of 2005, Hollis-Eden also continued to focus actively on identifying next-generation development candidates for a number of indications, including chemotherapy-induced immune suppression, and for a variety of autoimmune and inflammatory conditions.

“During the third quarter, we advanced further the development of NEUMUNE as a potential therapy for ARS by receiving FDA clearance for and proceeding with Phase I human safety studies in the U.S., and by continuing to move forward with our Phase I human safety studies in The Netherlands,” stated Richard B. Hollis, Chairman and CEO of Hollis-Eden. “We are very encouraged by the interim safety results from these studies and by the early indications of activity in the human setting. In addition, our preclinical studies, as reported at ASTRO, indicate that NEUMUNE can provide protection and benefit in non-human primate models across a wide range of radiation exposures and in settings with or without other medical support. We believe these results underscore the potential benefit of NEUMUNE as a practical therapy for ARS in a mass-casualty scenario. Furthermore, our discovery that NEUMUNE hastens CD34+ cell reconstitution and stimulates trilineage hematopoiesis in bone marrow suppressed animals is very exciting. Based on these findings, we intend to explore the opportunity for NEUMUNE in major stem cell related indications, such as acute and chronic tissue damage as well as immunologic and blood disorders.

“On the ARS procurement front,” added Hollis, “while we are disappointed with the draft RFP issued by HHS at the close of the quarter, we consider this only a first step in the process and we have aggressively communicated our position that the draft RFP is insufficient relative to the number of courses sought as well as the sole focus on neutropenia and lack of forward deployment plans. We believe that the security and protection of our nation and its citizens is a top priority of HHS and we expect them to give serious consideration to our feedback, including the compelling data presented at the ASTRO meeting underscoring the role of platelet loss and hemorrhage in ARS lethality. As we stated previously, we will continue our efforts, as a private sector company, to be a role model and leader in responding to Project BioShield as it was written and passed into law by Congress, to deliver our nation’s next-generation medical countermeasures against weapons of mass destruction.”

Hollis-Eden also announced today that, in accordance with NASDAQ Marketplace Rule 4350, a new non-officer employee was granted an inducement stock option to purchase up to 13,500 shares of the Company’s common stock. This option was granted in reliance upon NASDAQ Marketplace Rule 4350 (i)(1)(A)(iv) and has been classified as a non-qualified stock option. The option vests as to one-fourth of the total number of shares upon the first anniversary of employment and vests as to the remaining shares monthly over the next three years until fully vested upon the fourth anniversary of employment and has an exercise price equal to the fair market value on the grant date. Vesting of the option is subject to continued employment or service through each relevant vesting date.

More detailed information is available in the Company’s Form 10-Q filed today with the Securities and Exchange Commission (http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000899394).

Conference Call: Hollis-Eden will conduct a conference call and live webcast on November 3, 2005 at 12:30 p.m. Eastern (9:30 a.m. Pacific) to discuss third quarter 2005 financial results. The conference call can be accessed by dialing 800-659-2037 (domestic) or 617-614-2713 (international) and requesting the Hollis-Eden conference call. A live webcast of the conference call will be available under “Event Calendar” on the Investors section of Hollis-Eden’s website at www.holliseden.com. The webcast will be archived at the Company’s website for 30 days, and a replay of the call will be available by phone for 24 hours beginning approximately one hour after the call is completed, and can be accessed at 888-286-8010 (domestic) or 617-801-6888 (international), passcode 97951936.

Hollis-Eden Pharmaceuticals

Hollis-Eden Pharmaceuticals, Inc. is a development-stage pharmaceutical company based in San Diego, California, working to become the world leader in the development of a new class of investigational drugs known as immune regulating hormones (IRHs). The goal of IRH therapy is to direct, through controlling gene expression, the production of key cytokines and enzymes that re-regulate immune and metabolic functions toward homeostasis, a profile that could be useful in a wide variety of diseases. The Company has a number of investigational compounds under development, including NEUMUNE, which the Company is developing for use in protection from Acute Radiation Syndrome (ARS); PHOSPHONOL™, a non-IRH candidate for providing protection against DNA mutations from radiation exposure and chemotherapy treatment; and IMMUNITIN™, which has shown activity in a variety of infectious diseases, including HIV/AIDS, tuberculosis and malaria. Hollis-Eden is also developing IRHs for protection from chemotherapy and other conditions of immune dysregulation such as autoimmunity. For more information on Hollis-Eden, contact the Company’s website at www.holliseden.com.

This press release contains forward-looking statements concerning the potential and prospects of the Company’s drug discovery program and its drug candidates. Any statement describing a goal, expectation, intention or belief of the Company is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, including the ability to complete preclinical and clinical trials successfully and within specified timelines, if at all; the ability to obtain regulatory approval for NEUMUNE under the U.S. Food and Drug Administration Animal Efficacy Rule, even if shown to be effective in preclinical studies; the ability to receive any stockpiling orders for NEUMUNE from the U.S. and foreign governments, even if approved by regulatory authorities; the Company’s future capital needs; the Company’s ability to obtain additional funding; the ability of the Company to protect its intellectual property rights and to not infringe the intellectual property rights of others; the development of competitive products by other companies; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission available vie the Company’s website at www.holliseden.com. The actual results may differ materially from those contained in this press release. Except as required by law, the Company assumes no obligation to update these forward-looking statements in order to reflect events or circumstances that arise after the date of this release.

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Contact:

Dan Burgess, Chief Operating Officer and CFO

or Scott Rieger, Director, Corporate Communications

Hollis-Eden Pharmaceuticals

(858) 587-9333